Exhibit 10.1

WK Kellogg Co

2023 Long-Term Incentive Plan

RESTRICTED SHARE UNIT TERMS AND CONDITIONS

For Special RSU Awards

WK Kellogg Co (“WK”) is offering to grant you (the “participant”) a Special Restricted Share Unit (“RSU”) award under WK’s 2023 Long-Term Incentive Plan (the “Plan”). There are a number of terms and conditions associated with this award, including non-competition, non-solicitation, non-disparagement, and confidentiality obligations, which are set forth in this terms and conditions document. The participant may accept or reject this award and these terms and conditions by following the process provided by WK. If the participant does not accept or reject this award and its terms and conditions by the end of the acceptance window established by WK, the participant will be deemed to have accepted this award and these terms and conditions.

The participant should review these terms and conditions carefully and are encouraged to consult an attorney before agreeing to any of these provisions, including but not limited to the non-competition, non-solicitation, non-disparagement, and confidentiality obligations.

Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Plan.

1.

Type of Award: Special RSU awards are typically provided on an ad hoc basis to key employees, upon the approval of the Compensation and Talent Management Committee of the Board of Directors of WK (the “Committee”) or an appropriately designated proxy. Employees who receive and accept an RSU award are participants in the Plan.

2.

Vesting: This RSU award will become unrestricted and no longer subject to forfeiture and will fully vest on the [●] anniversary of the grant date (the “Vesting Date”). Participants will immediately forfeit any non-vested RSUs upon termination of employment with WK or any of its subsidiaries (collectively, the “Company”), for any reason other than death or Disability. Notwithstanding the preceding sentence, if the participant’s employment is terminated by the Company without “Cause” (as defined in the WK Kellogg Co Severance Benefit Plan or any applicable severance plan or policy adopted by the Company and in effect on the date the participant’s active employment with the Company ends) during the [●] year vesting period, the RSUs shall continue to vest in accordance with their terms; provided, however, that if the Chief Legal Officer determines that the participant breached any provision in any severance agreement between the participant and the Company, the RSUs will be immediately forfeited as of such determination. RSUs will become immediately partially vested, with vesting pro-rated based on the number of days the participant was actively employed during the vesting period, if a participant’s employment terminates because of death or Disability prior to the Vesting Date.

3.

Change of Control: In the event of a Change of Control before the Vesting Date and this RSU award has not been assumed or replaced by a Substitute Award, all outstanding RSUs subject to this award will fully vest immediately as of the Change of Control and will be considered fully earned and will be payable as promptly as practicable following the Change of Control.

An award will qualify as a Substitute Award if it is assumed by any successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Committee, preserves the existing value of the then-outstanding portion of this RSU award at the time of the Change of Control and provide vesting and settlement terms, as applicable, that are at least as favorable to participants as vesting and settlement terms applicable to this RSU award (including the terms and conditions that would apply in the event of a subsequent Change of Control).

If and to the extent this RSU award is assumed by a successor corporation (or affiliate, person or other entity thereto) or is replaced with a Substitute Award, then such Substitute Award shall remain outstanding and be governed by its respective terms and the provisions of the applicable plan.

If this RSU award is assumed or replaced with a Substitute Award and the participant’s employment with the Company is thereafter terminated (i) by the Company or successor, as the case may be, for any reason other than Cause or (ii) if the participant is eligible to participate in the WK Kellogg Co Change of Control Severance Policy for Key Executives, or any other severance plan or policy adopted by the Company and in effect as of the date of the Change of Control, by the participant for Good Reason (as and to the extent defined in such plan or policy), in each case, within the two-year period commencing on the date of the Change of Control, then all Substitute Awards held by the participant will fully vest immediately as of the date of the participant’s termination and will be considered fully earned and will be payable promptly as practical following the date of the participant’s termination of employment.

The Committee may make additional adjustments or settlements of outstanding RSU awards, including this award, as it deems appropriate and consistent with the Plan’s purposes, including adjustments related to adverse tax consequences for participants or the Company.

4.

Non-Solicitation: As a condition for receipt of this RSU award, and in consideration of the compensation and benefits provided pursuant to this RSU award, the sufficiency of which is hereby acknowledged, acceptance of this RSU award is agreement by the participant that during the participant’s active employment and thereafter for a period of 18 months, the participant shall not, without the prior written consent of the Chief Legal Officer, directly or indirectly employ, solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), or otherwise encourage to leave the Company, any person who is, or at any time during the previous year was, an officer, director, representative, agent or employee of the Company. Nothing in this agreement will prohibit the hiring of any person who is, or at any time during the previous year was, an officer, director, representative, agent or employee of the Company, so long as the solicitation of the person was initiated through publicly available advertisements.

5.

Non-Disparagement of the Company: As a condition for receipt of this RSU award, and in consideration of the compensation and benefits provided pursuant to this RSU award, the sufficiency of which is hereby acknowledged, acceptance of this RSU award is agreement by the participant that during the term of the participant’s active employment and thereafter, the participant will not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair

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the reputation, goodwill or commercial interests of the Company or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. Notwithstanding this limitation, acceptance of this award is not intended to prevent or inhibit the participant from filing a charge or a complaint with a government agency or otherwise participating in or assisting a government investigation. In addition, to the extent required by Public Law 117-224, this non-disparagement provision shall not be enforceable with respect to any “sexual harassment dispute” or “sexual assault dispute” (as those terms are defined in Public Law 117-224) arising after the date the participant accepts this award.

6.

Non-Competition: If a participant voluntarily leaves employment of the Company within one year of the Vesting Date (or an earlier date on which the RSUs vest otherwise in accordance with this terms and conditions document) to work for a direct competitor of the Company, then the value of this RSU award on the Vesting Date (or an earlier date on which the RSUs vest otherwise in accordance with this terms and conditions document), less any tax withholding or tax obligations, but without regard to any subsequent market price decrease or increase (the “Net RSU Proceeds”), shall be immediately due and payable in cash by the participant without notice, to the Company. For purposes of this RSU award (i) “a direct competitor of the Company” means any person, firm, partnership, corporation or other business or entity that sells any of the Products (as defined below) in the Restricted Territory (as defined below) and any retailer that sells a private label version of any of the Products in the Restricted Territory; or any affiliate or successor to any such company, (ii) “Products” means ready-to-eat cereal, hot cereal, muesli, granola, cereal-based snacks and cookies and other food and beverage products, or any other product which the Company manufactures, distributes, sells or markets during the participant’s employment with the Company, and (iii) “Restricted Territory” means any territory, region, country or state where the participant worked or otherwise provided services or had a significant presence or influence during the participant’s employment or service relationship with the Company. Notwithstanding the foregoing, nothing in this Section 6 shall prohibit the participant from being employed by or otherwise providing services to a direct competitor of the Company (i) in a capacity that is not the same as or similar to any capacity in which the participant worked for the Company or (ii) exclusively in connection with a business line of a business or entity competing with the Company that is wholly unrelated to the Products and the confidential information which the participant received or accessed, including as set forth in Section 8.

7.

Confidentiality: Unless this RSU award is publicly filed by the Company in connection with its SEC filing obligations, acceptance of this RSU award is agreement by the participant (i) that the existence and terms of this RSU award are confidential and shall be kept strictly confidential; (ii) that these matters will not be disclosed to any third party except for the participant’s spouse, tax or legal advisor(s), provided such parties agree to keep such information confidential and, in the case of disclosure to any advisor(s), only to the extent necessary to perform services, or except as disclosure of such matters may be required by law; and (ii) to assume responsibility for any disclosure of the existence and terms of this award by such third parties.

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8.

Preservation of Company Confidential Information: As a condition for receipt of this RSU award, and in consideration of the compensation and benefits provided pursuant to this RSU award, the sufficiency of which is hereby acknowledged, acceptance of this RSU award is agreement by the participant that the participant will not (without first obtaining the prior written consent in each instance from the Company) during the term of the participant’s employment and thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation (other than agents or representatives of the Company in furtherance of the participant’s duties), any information received directly or indirectly from the Company or acquired or developed in the course of the participant’s employment, including, by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

9.

Release of Claims: In consideration of the compensation and benefits provided pursuant to this letter agreement, the sufficiency of which is hereby acknowledged, the participant, for themselves and for any person who may claim by or through the participant, irrevocably and unconditionally releases, waives and forever discharges the Company and its respective officers, directors, attorneys, agents and employees, from any and all legally waivable claims or causes of action the participant had, have or may have, known or unknown, relating to the participant’s employment with the Company up until the date of the acceptance of this RSU award.

10.

Settlement: If all conditions to the settlement of this RSU award are satisfied, this RSU award will be settled on or within sixty (60) days following the applicable vesting date in shares of Common Stock based on the applicable number of RSUs unless WK determines otherwise (see ‘Tax and Legal Issues’ below). Until the time of settlement, no shares of Common Stock will be issued for the RSUs.

11.

Dividends: If cash dividends are declared and paid on Common Stock prior to the date the RSU award is vested and settled, an amount equal to the cash dividends payable on the Common Stock represented by the RSU award will be converted as of the dividend payment date to the equivalent number of whole shares of Common Stock, including fractional shares, and credited to a bookkeeping account maintained for the participant’s benefit (“Dividend Equivalent Units”). Cash dividends declared and paid on the Common Stock represented by Dividend Equivalent Units prior to the date the Dividend Equivalent Units are vested shall also be credited to the participant’s account and converted to Common Stock in the same manner as dividends with respect to RSU awards including this RSU award. Upon the vesting of the corresponding RSUs, the Dividend Equivalent Units will vest and be paid in shares of Common Stock (rounded up to the nearest whole number of shares). If the RSUs partially vest as the result of the termination of the participant’s employment due to the participant’s death or Disability, the Dividend Equivalent Units will vest in the same proportion that the RSUs vest. Dividend Equivalent Units attributable to forfeited RSUs shall also be forfeited.

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12.	Voting: RSUs do not give their holder any voting rights, or any other right of a holder of Common Stock. The shares of Common Stock that are issued for RSUs upon vesting will have voting rights.

13.

Taxes: Taxes will be due when the RSUs vest based on the Fair Market Value of the shares on the applicable vesting date. This amount, considered taxable compensation, will be included in appropriate tax forms for the participant, for example, W2 income for U.S. employees and T4 income for Canadian employees. Participants are required to pay all withholding taxes as a condition to settlement of the RSUs. Withholding taxes may be settled in cash (including through a broker assisted cashless exercise) or, if permitted and communicated by the Company before the settlement date, by deducting shares of Common Stock issuable to the participant upon the settlement of the RSUs. The Company may require the participant to direct a broker, upon the vesting or settlement of the RSUs, to sell a portion of the shares subject to the RSUs determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of the Company and to remit an amount equal to such tax withholding obligations to the Company in cash. The Fair Market Value of any shares of Common Stock withheld to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). Taxes include, but are not limited to, Federal or national, social insurance or FICA taxes, state and local, if applicable and as required by local requirements.

14.

Share Registration: Participants will not receive stock certificates when RSUs are settled. The shares of Common Stock issued in settlement for RSUs will initially be held via book entry at Merrill Lynch. Those shares will be registered in the participant’s name as soon as administratively feasible. Participants can change the registration by requesting a transfer of the shares after the applicable vesting date and settlement in brokerage. Contact Merrill Lynch at 1-888-869-5856.

15.

Communication: Each participant will be provided with a written confirmation of the RSU award. Participants will also receive a notice at the time of settlement that explains the number of shares issued and, if applicable, the number of shares to be sold to pay the withholding tax.

16.

Disposition at Vesting: After RSUs vest and shares are issued, participants can leave the shares with Merrill Lynch, ask Merrill Lynch to sell the shares, have a certificate issued to the participant, or have the shares electronically transferred to another broker. Certain fees may apply to selling or transferring shares – contact Merrill Lynch for details.

17.

Benefits: RSU grants or vesting income will not be included in earnings for the purposes of determining benefits, including pension, defined contribution retirement, disability, life insurance and other survivor benefits.

18.	Insiders: Insiders cannot dispose of the shares issued after vesting without prior approval of the Legal & Compliance Department.

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19.

Tax and Legal Issues: Prior to vesting and settlement, WK reserves the right to replace RSUs granted with a cash equivalent benefit if there are any adverse tax or legal consequences for either the participant or the Company related to the ownership of WK shares (generally for participants outside North America).

20.

Recoupment: If at any time (including after the applicable vesting date or after settlement), the Committee, including any person authorized pursuant to Section 3.2 of the Plan (an “Authorized Officer”):

(a)

reasonably believes that a participant has engaged in “Detrimental Conduct” (as defined below), the Committee or an Authorized Officer may suspend the participant’s participation in this RSU award pending a determination of whether the participant has engaged in Detrimental Conduct;

(b)

determines that a participant has engaged in Detrimental Conduct, then the grant of RSUs under the Plan and all rights thereunder shall terminate immediately without notice effective the date on which the participant engages in such Detrimental Conduct, unless terminated sooner by operation of another term or condition of this RSU award or the Plan; and/or

(c)

determines the participant has engaged in Detrimental Conduct, then the participant may be required to repay to the Company, in cash and upon demand, any payment in shares from any RSU award made during and after the year in which the Detrimental Conduct occurred.

The return of RSU payment under paragraph (c) is in addition to and separate from any other relief available to the Company due to the participant’s Detrimental Conduct.

“Detrimental Conduct” means conduct that is contrary or harmful to the interest of the Company, including, but not limited to, (i) conduct relating to the participant’s employment for which either criminal or civil penalties against the participant may be sought, (ii) breaching the participant’s fiduciary duty or deliberately disregarding any of the Company’s policies or code of conduct, (iii) violating the Company’s insider trading policy or the commission of an act or omission which causes the participant or the Company to be in violation of federal or state securities laws, rules, regulations, and/or the rules of any exchange or association of which the Company is a member, including statutory disqualification, (iv) disclosing or misusing any confidential information or material concerning the Company, (v) participating in a hostile takeover attempt of the Company, (vi) engaging in an act of fraud or intentional misconduct during the participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements, or (vii) conduct resulting in a financial loss to the Company even though the Company is not required to or does not actually restate all or any portion of its financial statements.

For a participant who is an executive officer for purposes of Section 16 of the Exchange Act, any determination of whether the participant has engaged in an act of fraud or intentional misconduct during the participant’s employment that causes the Company to

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restate all or a portion of the Company’s financial statements shall be made by the Committee and shall be subject to the review and approval of the Board of Directors.

If at any time the Company determines that a participant has breached the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this RSU award, the participant will be obligated, to the maximum extent permitted by law, to reimburse the Company for the Net RSU Proceeds paid to the participant pursuant to this RSU award. By accepting this RSU award, the participant also agrees and acknowledges that if the participant breaches the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this RSU award, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. The participant therefore agrees that, if the participant breaches the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this RSU award, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage. If this RSU award has not vested on the date the Company determines the participant breached the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this RSU award, this RSU award shall be forfeited by the participant and cancelled by the Company.

The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D-1 of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) and under any clawback policy of the Company implemented to comply with such requirements.

21.

Offsets: Any amounts the Company owes the participant from time to time (including amounts owed to the participant as wages or other compensation, fringe benefits, or vacation pay, as well as, any other amounts owed to the participant by the Company) may be offset, to the extent of the amounts the participant owes the Company, provided that amounts owed to the participant which constitute “non-qualified deferred compensation” under Code Section 409A shall only be offset to the extent allowed under Code Section 409A. Whether or not the Company elects to make any set-off for the full amount owed, calculated as set forth above, the participant agrees to pay immediately the unpaid balance to the Company. The participant may be released from obligations under this Section 21 only if the Committee or an Authorized Officer determines in its sole discretion that such action is in the best interests of the Company.

22.

Administration: The Plan and this RSU award shall be administered and interpreted by the Committee, as provided in the Plan. Any decision, interpretation or other action made or taken in good faith by the Committee or an appropriately designated proxy, arising out

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of or in connection with the Plan shall be final, binding and conclusive on the Company and all employees and their respective heirs, executors, administrators, successors and assigns. Determinations by the Committee or an appropriately designated proxy, including without limitation determinations of employee eligibility, the form, amount and timing of awards, the terms and provisions of awards, and the agreements evidencing awards, need not be uniform and may be made selectively among eligible employees who receive or are eligible to receive awards under the Plan, whether or not such eligible employees are similarly situated. The Committee may amend this RSU award to the extent provided in the Plan or this RSU award.

The Plan is hereby incorporated by reference. In the event of any conflict between the Plan and this RSU award, the provisions of the Plan shall control and this RSU award shall be deemed modified accordingly.

23.	Assignability and Transfer: RSUs may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of prior to vesting, except as provided in the Plan.

24.

Recordkeeping and Authorization: By accepting this RSU award, the participant (i) authorizes the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services to disclose to the Company such information and data as the Company shall request in order to facilitate the grant of this RSU award and the administration of the Plan; (ii) waives any data privacy rights the participant may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form.

25.

Severability: The provisions of this RSU award are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

These terms and conditions are subject to the provisions of the WK Kellogg Co 2023 Long-Term Incentive Plan document and any additional terms and conditions as determined by the Committee.

Updated October 2023

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